BLACK HILLS CORPORATION NAMES CORPORATE CONTROLLER

RAPID CITY, SD—December 17, 2004—Black Hills Corporation (NYSE: BKH) today announced the appointment of Perry S. Krush to Vice President – Controller of the Company.

        Mr. Krush has been with Black Hills Corporation for 16 years, during which time he has successively advanced to positions of greater authority and responsibility. His career includes positions in accounting, audit, finance and management. Krush’s experience extends to all aspects of the Company’s diversified retail and wholesale energy and broadband communications businesses. Most recently, he was Controller of Retail Operations.

        The position of Vice President – Controller and Chief Accounting Officer formerly was held by David S. Smith, who recently announced he will be leaving the Company to pursue other interests. Mark T. Thies, Executive Vice President and Chief Financial Officer, will assume the responsibilities of Chief Accounting Officer.

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company with three business groups: Black Hills Energy, the integrated, nonregulated energy subsidiary which generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company offering bundled telephone, high speed Internet and cable entertainment services.